SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2003

Burlington Industries, Inc.

(Exact Name of Registrant)

Delaware	1-10984	56-1584586
(State of Incorporation)	(Commission File Number)	(IRS Employer ID No.)

3300 West Friendly Avenue

Greensboro, North Carolina 27410

(Address of Principal Executive Offices)

Registrant’s telephone number: 336-379-2000

ITEM 5. Other Events.

On February 11, 2003, Burlington entered into a definitive agreement with Berkshire Hathaway Inc. under which Burlington agreed to be acquired by Berkshire in a transaction in which Burlington would emerge from bankruptcy proceedings. The full details of the transaction are set forth in the agreement and the related plan of reorganization, which are filed as Exhibits 2.1 and 2.2 and incorporated herein by reference.

The amount payable in the transaction to creditors of Burlington, which began Chapter 11 reorganization proceedings in 2001, is estimated to be $579 million, subject to adjustments. Under the proposed reorganization plan, Burlington’s secured creditors would be paid in full and its pre-petition unsecured creditors would receive cash and certain other assets presently estimated to be 34-35% of their allowed claims. That estimate is, however, subject to certain assumptions, including as to Burlington’s future level of working capital, the value of such certain other assets, the amounts of allowed claims and administrative fees and expenses and other matters, and there can be no assurance that these assumptions are or will be correct. All of the issued and outstanding shares of Burlington’s common stock would be canceled in the transaction with no payment.

The documentation relating to the transaction also provides for an auction procedure under which Burlington will seek Bankruptcy Court approval of procedures whereby higher and better offers to purchase Burlington may be considered and authorizing the payment to Berkshire of a termination fee of $14.0 million in certain circumstances. The procedure is set forth in Exhibit 2.3 and incorporated herein by reference.

Completion of the transaction, which Burlington expects to occur toward the end of the June quarter of fiscal year 2003, is subject to creditor and Bankruptcy Court approval and other conditions, including the completion of the alternative offer process and pre-merger notification requirements of U.S. law. As a result, there is no assurance that it will be completed.

This Form 8-K contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon Burlington’s current expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, among other things (including the factors referred to in the second paragraph), global economic activity and the implications thereon of the attack on September 11 and the U.S. government’s response thereto and the possibility of armed conflict with Iraq, the success of Burlington’s overall business strategy including successful implementation of Burlington’s restructuring plan and Burlington’s development of a global sourcing structure, the demand for textile products, the cost and availability of raw materials and labor, governmental legislation and regulatory changes, the long-term implications of regional trade blocs and the effect of quota phase- out and lowering of tariffs under the WTO trade regime, the impact that Burlington’s Chapter 11 proceeding has had or may have on its relationships with its principal customers and suppliers, the nature of the capital structure which is approved in its plan of reorganization and its ongoing ability to finance its operations and restructuring activities, the cost of future capital sources, the exposure to interest rate and currency fluctuations, its ability to utilize tax loss carryforwards and retain tax refunds received or to be received, and other factors identified in Burlington’s other filings with the Securities and Exchange Commission.

Burlington agrees to furnish supplementally a copy of any omitted schedule to Exhibits 2.1 through 2.3 to the Securities Exchange Commission upon request.

ITEM 7. Financial Statements and Exhibits.

See attached exhibit index.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BURLINGTON INDUSTRIES, INC.

By:	/s/ JOHN D. ENGLAR
Name: John D. Englar
Title: Senior Vice President, Corporate Development and Law

Dated: February 12, 2003

INDEX TO EXHIBITS

Number	Exhibit

2.1	Stock Purchase and Sale Agreement, dated as of February 11, 2003, between Burlington Industries, Inc. and Berkshire Hathaway Inc.

2.2	Joint Plan of Reorganization of Burlington Industries, Inc. and its Debtor Subsidiaries.

2.3	Bidding Procedures.

4.1

Amendment No. 2, dated as of February 11, 2003, to the Rights Agreement, dated as of December 3, 1997 and amended and restated on February 4, 1999, between Burlington Industries, Inc. and Wachovia Bank, N.A., as rights agent (incorporated by reference to Amendment No. 2 to Form 8-A, filed by Burlington Industries, Inc. on February 12, 2003).

99.1	Press release, dated February 11, 2003.